UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): January 12, 2015

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

621 N. Shady Retreat Road Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Company's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

ProPhase Labs, Inc. (the “Company”, “we” or “us”) previously disclosed in its Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2014 that its accrued expenses at September 30, 2014 included approximately $1.3 million in unpaid litigation costs related to a definitive, global Settlement Agreement (“Settlement Agreement”) resolving all of our litigation with certain of the Company’s former managers and with certain shareholders. The unpaid litigation costs were expected to be paid prior to December 31, 2014 in a combination of cash and our Common Stock.

The Settlement Agreement was previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2014. The cases that were settled include ProPhase Labs, Inc. v. Quigley, et al., Court of Common Pleas of Bucks County, Pennsylvania, Civ. A. No. 2010-08227; ProPhase Labs, Inc. v. Quigley, et al., Court of Common Pleas of Bucks County, Pennsylvania, Civ. A. No. 2011-09815; the appeal filed by the plaintiff in the matter Quigley v. ProPhase Labs. Inc.’s Officers and Directors, el al, Court of Common Pleas of Philadelphia County, December Term, 2011, No. 111200409; together with certain ancillary litigation.

Prior to December 31, 2014, we remitted $1.0 million in cash and on January 12, 2015, we issued 300,000 shares of our common stock, $0.0005 par value, (“Common Stock”) valued at $393,000 as payment in full of all unpaid litigation costs incurred prior to December 31, 2014 related to the Settlement Agreement. The 300,000 shares of our Common Stock were issued pursuant to an exemption from registration under the Securities Act, by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D under the Securities Act.

As a consequence of the above issuance of our Common Stock, there are 15,892,296 shares of our Common Stock outstanding as of January 12, 2015.

Item 9.01 Financial Statements and Exhibits.

None

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:  /s/ Robert V. Cuddihy, Jr.

Robert V. Cuddihy, Jr.

Chief Operating Officer and Chief Financial Officer

Date:  January 12, 2015